Exhibit 99.1
CEVA, Inc. Announces First Quarter 2009 Financial Results
•	Executed nine new licensing agreements, further penetrating next generation cellular and mobile multimedia markets
•	Continued focus on operational efficiencies yielded record high operating margins
SAN JOSE, Calif. — May 05, 2009 — CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handset, consumer electronics and portable device markets, today announced its financial results for the first quarter ended March 31, 2009.
Total revenue for the first quarter of 2009 was $9.5 million, a decrease of 6% compared to $10.1 million reported for the first quarter of 2008. First quarter of 2009 licensing revenue was $4.5 million, a decrease of 11% from $5.1 million reported for the first quarter of 2008. Royalty revenue for the first quarter of 2009 was $3.8 million, an increase of 1% over $3.7 million reported for the first quarter of 2008. Revenue from services for the first quarter of 2009 was $1.2 million, which was approximately the same amount as reported for the first quarter of 2008.
U.S. GAAP net income for the first quarter of 2009 was $1.4 million, compared to net income of $5.5 million for the same period of last year. U.S. GAAP diluted net income per share for the first quarter of 2009 was $0.07 per share, compared to diluted net income per share of $0.27 for the first quarter of 2008. U.S. GAAP financial results for the first quarter of 2009 include an equity-based compensation expense of $0.8 million. U.S. GAAP financial results for the first quarter of 2008 included a capital gain of $10.9 million from the divestment of the Company’s equity investment in GloNav Inc. to NXP Semiconductors; a tax expense of $3.1 million related to such divestment; a reorganization expense associated with the termination of the long-term Harcourt lease in Ireland of $3.5 million; and equity-based compensation expense of $0.6 million. The contribution to the diluted net income per share for the first quarter of 2008 of the capital gain, net of taxes and the reorganization expenses were $0.37 and $(0.17), respectively.
Non-GAAP net income and diluted net income per share for the first quarter of 2009, excluding the equity- based compensation expense of $0.8 million, was an all-time record high of $2.2 million or $0.11 per share, an increase of 17% and 22%, respectively, over $1.9 million and $0.09 per share reported for the first quarter of 2008, excluding the items described above.

During the quarter, the Company concluded nine new license agreements. Eight agreements were for CEVA DSP cores and platforms and one was for CEVA Serial Attached SCSI (SAS) technology. Target applications for customer deployment are 3G and 4G handsets and data cards, smartphones, portable multimedia players and storage equipment. Geographically, four of the nine deals signed were in Europe, three were in the Asia Pacific region and two were in the U.S.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are encouraged by first quarter achievements. We signed key licensing agreements with customers in our target markets. During the quarter, we introduced a next generation DSP core, the CEVA-XC, which revolutionizes the architectures of future wireless solutions. Our continued focus on operational efficiencies and lucrative business opportunities yielded substantial profitability despite the overall economic slowdown that substantially impacted some of the end-markets we serve. We remain committed to enrich our product offerings and growing our business for the long-term. As we leverage the Company’s solid balance sheet and strong cash position, we are confident that CEVA is well positioned to capitalize on the eventual market rebound.”
Of the license deals concluded, four are strategic agreements with leading companies in their respective markets. Two of the agreements signed are with a leading player in the handset space who licensed the CEVA-X and CEVA-TeakLite-III DSP cores for use across a wide range of handset and smartphone platforms. Another strategic agreement signed is with a leading Japanese company who selected CEVA DSP technology for a next-generation portable consumer product. The fourth agreement is with a company in the WiMAX and 3G markets who licensed the CEVA-X DSP for its products.
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “During the first quarter, we continued to set new standards for the Company’s financial performance, generating record U.S. GAAP and non-GAAP operating margins of 12% and 20%, respectively. In addition, CEVA recorded all-time high non-GAAP net income and non-GAAP EPS. The Company generated positive cash flow of approximately $1.3 million before taking into account $0.8 million of cash outflow associated with our share buyback program. We saw an immediate positive impact in our operating expense levels in part attributable to the operational adjustments announced last quarter. Going forward, we will continue to monitor these variables closely and make additional adjustments as necessary.”
During the first quarter, CEVA continued to implement its previously-announced one million share buy-back program. As of May 4, 2009, the Company repurchased approximately 894,000 shares at an average price of $7.44 per share for a total amount of approximately $6.6 million. The Company currently has approximately 106,000 shares remaining for repurchase under the existing program.

CEVA Conference Call
On May 05, 2009, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1.30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)
•	UK/Rest of World: Dial +44-800-051-3806 (Access Code: CEVA)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=57500. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 93608270) for US domestic callers and +44-800-917-2646 (passcode: 93608270) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on May 12, 2009. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:
Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) DSP Cores and platform solutions for the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2008, CEVA’s IP was shipped in over 300 million devices. For more information, visit www.ceva-dsp.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statements about CEVA-XC and the company being well positioned to capitalize on the eventual market rebound. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the success of operational adjustments in producing their anticipated benefits; the effect of intense competition within our industry; the effect of the challenging period of growth experienced by industries in which we license our technologies; the possibility that the markets for our technologies may not develop as expected; the possibility that our customers’ products incorporating our technologies do not succeed as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to continue to improve our royalty revenue in future periods; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2009	2008
	Unaudited	Unaudited
Revenues:
Licensing	$4,544	$5,088
Royalties	3,759	3,733
Other revenues	1,210	1,246

Total revenues	9,513	10,067

Cost of revenues	1,210	1,170

Gross profit	8,303	8,897

Operating expenses:
Research and development, net	4,075	5,120
Sales and marketing	1,636	1,773
General and administrative	1,472	1,590
Amortization of intangible assets	—	21
Reorganization expense	—	3,537

Total operating expenses	7,183	12,041

Operating income (loss)	1,120	(3,144)
Financial income, net	476	808
Other income	—	10,869

Income before taxes on income	1,596	8,533
Taxes on income	228	3,022

Net income	$1,368	$5,511

Basic and diluted net income per share	$0.07	$0.27
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	19,557	20,095
Diluted	19,754	20,724

Unaudited Reconciliation of GAAP to Non GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended
	March 31,
	2009	2008
	Unaudited	Unaudited
GAAP net income	$1,368	$5,511
Equity-based compensation expense included in cost of revenue	35	28
Equity-based compensation expense included in research and development expenses	262	267
Equity-based compensation expense included in sales and marketing expenses	162	95
Equity-based compensation expense included in general and administrative expenses	349	188
Reorganization expense (1)	—	3,537
Other income (2)	—	(10,865)
Taxes on income (2)	—	3,105

Non-GAAP net income	$2,176	$1,866

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	19,754	20,724

Weighted-average number of shares related to outstanding options	—	169

Weighted-average number of Common Stock used in computation of diluted net income per share excluding equity-based compensation expense, reorganization expense, net and capital gains associated with CEVA’s equity divestment of GloNav Inc., net (in thousands)	19,754	20,893

GAAP diluted net income per share	$0.07	$0.27
Equity-based compensation expense	$0.04	$0.02
Reorganization expense (1)	—	$0.17
Other income (2)	—	$(0.52)
Taxes on income (2)	—	$0.15

Non GAAP diluted net income per share	$0.11	$0.09

(1)	Results for the three months ended March 31, 2008 included a reorganization expense of $3.5 million related to termination of the long-term Harcourt lease property in Ireland.

(2)
Results for the three months ended March 31, 2008 included a capital gain of $10.9 million reported in other income and the applicable tax expense of $3.1 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNov Inc. to NXP Semiconductors.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	March 31,	December 31,
	2009	2008
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$15,483	$13,328
Marketable securities and short term bank deposits	69,596	71,301
Trade receivables, net	4,553	5,390
Deferred tax assets	925	1,085
Prepaid expenses and other accounts receivables	5,019	4,921

Total current assets	95,576	96,025

Long-term investments:
Severance pay fund	3,238	3,441
Deferred tax assets	552	351
Property and equipment, net	1,217	1,271
Goodwill	36,498	36,498

Total assets	$137,081	$137,586

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$400	$615
Deferred revenues	730	1,034
Taxes payable	77	44
Accrued expenses and other payables	9,342	10,446

Total current liabilities	10,549	12,139

Accrued severance pay	3,592	3,788

Total liabilities	14,141	15,927

Stockholders’ equity:
Common Stock	19	20
Additional paid in-capital	154,520	153,712
Treasury Stock	(5,140)	(5,077)
Other comprehensive loss	(668)	(24)
Accumulated deficit	(25,791)	(26,972)

Total stockholders’ equity	122,940	121,659

Total liabilities and stockholders’ equity	$137,081	$137,586